Exhibit 99.2

For Immediate Release
CONTACTS:
Entertainment Gaming Asia Inc.
Traci Mangini
tracimangini@EGT-Group.com
312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES PLANS TO DEVELOP AND OPERATE A SLOT HALL IN POIPET NEAR THE CAMBODIA-THAILAND BORDER

- New Strategic Project Expected to Contribute to Near-Term Earnings and

Deepen Footprint in the Indo-China Gaming Market -

Hong Kong — April 2, 2012 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced plans to develop and operate a slot hall as part of an existing popular casino in Poipet, Cambodia near the Thailand border (the “Poipet Project”). This project is expected to contribute to near-term earnings and deepen the Company’s footprint in this attractive gaming market within the Indo-China region.

The Poipet Project will be constructed as an extension of an existing casino owned by a local Cambodian company and will connect to the main casino’s table game floor.  The slot hall will operate under the casino owner’s gaming license and will be branded using the Company’s “Dreamworld” name.  It is expected to measure approximately 12,000 square feet (1,100 square meters) and house 300 electronic gaming machine seats.  It will also feature entertainment and food and beverage offerings.  The slot hall is expected to open in December 2012, subject to the timely issuance of the required construction permits.

Located within Cambodia’s Economic Free Zone and at the junction of an important trade route connecting Bangkok and Phnom Penh, Poipet is Cambodia’s most significant border crossing with Thailand (approximately two and one-half hours from Bangkok by car) and an established and growing gaming market.  There are currently eight existing casinos in Poipet serving customers from major nearby cities in the area and there is limited real estate for future gaming development. The Poipet Project will be located in a very prominent location and will cater to mass market and premium players.

Under the terms of the agreement, the Company will fund the development, construction and operation of the slot hall.  The Company and casino owner will share the daily net win generated by the gaming machines in the Company’s slot hall and certain operating costs in the ratio of 40% and 60%, respectively. The initial project term is five years beginning from the commercial launch of the slot hall.  During this initial five-year period, the Company will have exclusive rights to manage and operate the slot hall. After the initial period, the Company will have an option to renew the project for an additional five years and during the renewal, the Company will continue to enjoy the exclusive rights over the management and operation of the slot hall subject to the achievement of certain financial milestones during the initial period.

more

EGT Announces Gaming Project in Poipet at the Cambodia -Thailand Border, 4/2/2012

Capital expenditures for the Poipet Project, which principally include the development and construction of the facility and gaming equipment, are projected to be approximately $7.5 million.  The Company intends to use not more than $5.0 million of the $7.5 million to source top of the line gaming machines in order to enhance its competitive edge.  It is expected that this will primarily be done through the purchase of new and used machines as well as machines from its inventory. The capital expenditures for the slot hall will be funded by the Company’s internal cash resources.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are making solid progress in expanding our gaming operations in emerging and growing gaming markets in the Indo-China region.  This strategic new project in the desirable Poipet market near the Thailand border offers attractive potential returns and expands our footprint and awareness of the “Dreamworld” brand in our target markets.  We believe that our expertise in operating slot halls, planned marketing efforts, and focus on providing high-quality machines and superior customer service will afford us the opportunity to garner a meaningful share of this attractive market.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  The Company is also engaged in the development of casinos in the Indo-China region where it intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the timeline and working capital requirements for the Poipet project, the near-term earnings of the Poipet project, the Company’s ability to meet certain financial milestones to renew the Poipet project contract after the initial five-year period, growth of the gaming industry in the Indo-China region, and the Company’s ability to secure new gaming projects and fund those projects. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to  Entertainment Gaming Asia’s ability to place gaming machines at significant levels and  generate the expected amount of net win from the gaming machines placed, obtain the building permits for the Poipet project on a timely basis or at all, complete construction and development of the Poipet project on budget and in a timely manner, identify and successfully develop additional gaming projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to the project timeline and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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